Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

MANDATORILY CONVERTIBLE PERPETUAL PREFERRED STOCK,

SERIES A-1

OF

GENESEE & WYOMING INC.

Genesee & Wyoming Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That, pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolutions duly adopted, authorized the issuance of 350,000 shares of Mandatorily Convertible Perpetual Preferred Stock, Series A-1, par value $0.01 per share, of the Corporation (the “Series A-1 Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof. On September 28, 2012, the Corporation filed a Certificate of Designations with respect to the Series A-1 Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Series A-1 Preferred Stock are outstanding and no shares thereof will be issued.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A-1 Preferred Stock are outstanding;

RESOLVED, that no shares of Series A-1 Preferred Stock will be issued;

RESOLVED, that any officer of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the certificate of incorporation of the Corporation all references to the Series A-1 Preferred Stock;

5. That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series A-1 Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, and all shares of Series A-1 Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, par value $0.01, of the Corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 27th day of May, 2014.

GENESEE & WYOMING INC.

By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel and Corporate Secretary